EXHIBIT 11

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                              THACKERAY CORPORATION

                   STATEMENT RE COMPUTATION OF PER SHARE DATA
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                            PRIMARY AND FULLY DILUTED

                                                            1995       1994       1993
                                                            ----       ----       ----

Weighted average shares outstanding during the year      5,107,401   5,107,401  5,107,401

Net Income (loss) attributable to common stock:

     Continuing Operations                               ($719,000)  ($861,000) ($643,000)

     Discontinued Operations                            (1,216,000)  1,031,000  1,201,000
                                                         ---------   ---------  ---------
                                                       ($1,935,000)   $170,000   $558,000
                                                        ==========    ========   ========

Net Income (loss) Per Share

     Continuing Operations                                   ($.14)      ($.17)    ($.13)

     Discontinued Operations                                  (.24)        .20       .24
                                                               ---         ---       ---

                                                             ($.38)       $.03      $.11
                                                              ====        ====      ====

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